Exhibit 99.2

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces Closing of Equity Offering and

Underwriters’ Exercise of Option to Purchase Additional Shares

FRANKLIN, Tenn. - June 17, 2014 — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced the completion of an underwritten public offering of 8,886,363 shares of Acadia’s common stock, reflecting 8,881,794 shares sold by Acadia and 4,569 shares sold by a selling stockholder. Included in the shares are 1,154,521 shares sold by Acadia and 4,569 shares sold by the selling stockholder pursuant to the underwriters’ exercise in full of their option to purchase additional shares of common stock.

The shares of common stock were sold at a public offering price of $44.00 per share, for net proceeds to Acadia of approximately $374.0 million, after underwriting discounts and commissions and estimated offering expenses. Acadia intends to use the net proceeds from the offering principally to fund its acquisition strategy, particularly the planned acquisition of Partnerships in Care and the fees and expenses related to the transaction, and otherwise for general corporate purposes. Acadia did not receive any proceeds from the sale of shares by the selling stockholder.

BofA Merrill Lynch, Jefferies LLC and Citigroup acted as joint book-running managers for the offering, and Raymond James & Associates, Inc., RBC Capital Markets, LLC, Avondale Partners, LLC, Robert W. Baird & Co. Incorporated and BMO Capital Markets Corp acted as co-managers. The offering was made only by means of a written prospectus, copies of which may be obtained by contacting: (i) BofA Merrill Lynch, 222 Broadway, New York, New York 10038, Attn: Prospectus Department or e-mail dg.prospectus_requests@baml.com; (ii) Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 547-6340 or by e-mail at prospectus_department@jefferies.com; or (iii) Citigroup, c/o Broadridge Financial Solution, 1155 Long Island Avenue, Edgewood, NY 11717 or e-mail BATProspectusdept@citi.com.

The common stock described above was sold by Acadia and the selling stockholder pursuant to an automatic shelf registration statement that was filed with the Securities and Exchange Commission on June 9, 2014. The specific terms of the offering are described in a final prospectus supplement and accompanying prospectus that have been filed with the SEC and are available for free on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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Acadia Healthcare Announces Closing of Equity Offering and Underwriters’ Exercise of Option to Purchase Additional Shares

June 17, 2014

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 52 behavioral healthcare facilities with more than 4,300 licensed beds in 24 states and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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